Exhibit 4.2

AMENDMENT NO. 3 TO THE ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT NO. 3 TO THE ADMINISTRATIVE SERVICES AGREEMENT (this “Amendment”), dated as of August 28, 2019, is made by and between Navios Maritime Partners L.P., a Marshall Islands limited partnership (“NMLP”) and Navios ShipManagement Inc., a Marshall Islands corporation (“NSM”, and together with NMLP, the “Parties”) and amends the Administrative Services Agreement (the “Management Agreement”) entered into among the Parties on November 16, 2007, the Amendment No. 1 to the Administrative Services Agreement as entered into on October 21, 2011 and Amendment No. 2 to the Administrative Services Agreement as entered into on November 14, 2017 (together, with the Management Agreement, the “Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	In Section 1, Definitions, add the following definition:

“Termination Fee” means the Cost and Expenses for the full calendar year preceding the termination date;

2.	Section 10 paragraph 1 of the Agreement shall be amended and restated as follows:

“Term And Termination. This Agreement shall have a term until January 1, 2025 and shall be automatically renewed for a period of other five (5) years, unless terminated by either party hereto on not less than one hundred and twenty (120) days’ notice if:”

3.	At the end of the second last paragraph of Section 10, the following paragraph shall be inserted:

If the Agreement is terminated on or before December 31, 2024, the Termination Fee is immediately due and payable to NSM.

4.	Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.

5.

Effect. Unless the context otherwise requires, the Agreement, as amended, and this Amendment shall be read together and shall have effect as if the provisions of the Agreement, as amended, and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.

6.	Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME PARTNERS L.P.

/s/ Efstratios Desypris
By: Efstratios Desypris
Title: Chief Financial Officer

NAVIOS SHIPMANAGEMENT INC.

/s/ George Achniotis
By: George Achniotis
Title: President/Director

[Signature Page – Amendment No. 3 to Administrative Services Agreement]